Exhibit 10.3

AMENDMENT TO THE

COVENTRY HEALTH CARE, INC.

RESTRICTED STOCK AGREEMENT

WHEREAS, Coventry Health Care, Inc. (the “Company”) maintains the Coventry Health Care, Inc. 2004 Incentive Plan (the “Plan”); and

WHEREAS, the Company has previously granted ____ shares of Common Stock to _____________ ______________ [insert name of award holder] pursuant to and subject to the terms and conditions of the Coventry Health Care, Inc. Restricted Stock Agreement, dated ____________ (the “Award”); and

WHEREAS, pursuant to Section 13 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may amend the Award; and

WHEREAS, the Committee desires to amend the Award to revise Section 3 of the Award regarding adjustments to the shares thereunder as a result of an equity restructuring (or other similar transaction) by the Company. .

NOW, THEREFORE, effective _______________ ___, 2006, the Committee hereby amends the Award as follows:

1.	Section 3 of the Award is amended to read as follows:

“3.	Adjustments.

In the event of any merger, reorganization, restructuring, consolidation, recapitalization, extraordinary cash dividend, stock dividend or stock split affecting the shares of Common Stock an equitable and proportionate substitution or adjustment shall be made by the Committee in the maximum number of Restricted Stock, provided that the number of shares subject to any award shall always be a whole number.”

IN WITNESS WHEREOF, the Committee has caused this Amendment to the Coventry Health Care, Inc. Restricted Stock Agreement to be executed by its duly authorized representative on this ____ day of _______________________, 2006.

COVENTRY HEALTH CARE, INC.

By:________________________________
Name:
Title: